UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934*

 (Amendment No.1)

ZTO Express (Cayman) Inc.
(Name of Issuer)

Class A ordinary shares, par value $0.0001 per share
(Title of Class of Securities)

98980A105**
(CUSIP Number)

January 31, 2020
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

** This CUSIP applies to the American Depositary Shares, evidenced by American Depositary Receipts, each representing one Class A ordinary share (“ADS”). No CUSIP has been assigned to the Class A ordinary shares.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 1/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Onyx Gem Investment Holdings Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 19,927,109 Class A ordinary shares (represented by 19,927,109 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 19,927,109 Class A ordinary shares (represented by 19,927,109 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,927,109 Class A ordinary shares (represented by 19,927,109 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.55%*
12.	TYPE OF REPORTING PERSON* CO

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by ZTO Express (Cayman) Inc. (the “Company”) with the United States Securities and Exchange Commission on November 20, 2019.

 2/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Onyx Gem Group Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 19,927,109 Class A ordinary shares (represented by 19,927,109 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 19,927,109 Class A ordinary shares (represented by 19,927,109 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,927,109 Class A ordinary shares (represented by 19,927,109 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.55%*
12.	TYPE OF REPORTING PERSON* CO

 *Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

 3/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Zebra Co-Invest LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 0
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

 4/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus Private Equity XI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 12,053,543 Class A ordinary shares (represented by 12,053,543 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 12,053,543 Class A ordinary shares (represented by 12,053,543 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,053,543 Class A ordinary shares (represented by 12,053,543 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.54%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

 5/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus Private Equity XI-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 2,228,686 Class A ordinary shares (represented by 2,228,686 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 2,228,686 Class A ordinary shares (represented by 2,228,686 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,228,686 Class A ordinary shares (represented by 2,228,686 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

 6/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus Private Equity XI-C, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 51,252 Class A ordinary shares (represented by 51,252 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 51,252 Class A ordinary shares (represented by 51,252 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,252 Class A ordinary shares (represented by 51,252 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

 7/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS WP XI Partners, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 420,887 Class A ordinary shares (represented by 420,887 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 420,887 Class A ordinary shares (represented by 420,887 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 420,887 Class A ordinary shares (represented by 420,887 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

 8/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus XI Partners, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 776,546 Class A ordinary shares (represented by 776,546 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 776,546 Class A ordinary shares (represented by 776,546 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 776,546 Class A ordinary shares (represented by 776,546 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

 9/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 19,927,109 Class A ordinary shares (represented by 19,927,109 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 19,927,109 Class A ordinary shares (represented by 19,927,109 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,927,109 Class A ordinary shares (represented by 19,927,109 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.55%*
12.	TYPE OF REPORTING PERSON* OO

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

 10/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus XI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 15,479,662 Class A ordinary shares (represented by 15,479,662 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 15,479,662 Class A ordinary shares (represented by 15,479,662 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,479,662 Class A ordinary shares (represented by 15,479,662 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.98%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

 11/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS WP Global LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 15,479,662 Class A ordinary shares (represented by 15,479,662 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 15,479,662 Class A ordinary shares (represented by 15,479,662 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,479,662 Class A ordinary shares (represented by 15,479,662 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.98%*
12.	TYPE OF REPORTING PERSON* OO

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

 12/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus Partners II, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 15,479,662 Class A ordinary shares (represented by 15,479,662 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 15,479,662 Class A ordinary shares (represented by 15,479,662 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,479,662 Class A ordinary shares (represented by 15,479,662 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.98%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

 13/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus Partners GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 15,479,662 Class A ordinary shares (represented by 15,479,662 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 15,479,662 Class A ordinary shares (represented by 15,479,662 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,479,662 Class A ordinary shares (represented by 15,479,662 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.98%*
12.	TYPE OF REPORTING PERSON* OO

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

 14/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus & Co.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 15,479,662 Class A ordinary shares (represented by 15,479,662 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 15,479,662 Class A ordinary shares (represented by 15,479,662 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,479,662 Class A ordinary shares (represented by 15,479,662 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.98%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

 15/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus (Cayman) XI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 51,252 Class A ordinary shares (represented by 51,252 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 51,252 Class A ordinary shares (represented by 51,252 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,252 Class A ordinary shares (represented by 51,252 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

 16/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus XI-C, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 51,252 Class A ordinary shares (represented by 51,252 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 51,252 Class A ordinary shares (represented by 51,252 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,252 Class A ordinary shares (represented by 51,252 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* OO

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

 17/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus (Bermuda) XI, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 51,252 Class A ordinary shares (represented by 51,252 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 51,252 Class A ordinary shares (represented by 51,252 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,252 Class A ordinary shares (represented by 51,252 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* CO

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

 18/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus Partners II (Cayman), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 4,447,447 Class A ordinary shares (represented by 4,447,447 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 4,447,447 Class A ordinary shares (represented by 4,447,447 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,447,447 Class A ordinary shares (represented by 4,447,447 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

 19/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus (Bermuda) Private Equity GP Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 4,447,447 Class A ordinary shares (represented by 4,447,447 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 4,447,447 Class A ordinary shares (represented by 4,447,447 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,447,447 Class A ordinary shares (represented by 4,447,447 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* CO

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

 20/38

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Cayman Zebra Holdings GP Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 0
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%*
12.	TYPE OF REPORTING PERSON* CO

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

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CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Charles R. Kaye
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 0
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%*
12.	TYPE OF REPORTING PERSON* IN

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

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CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Joseph P. Landy
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 0
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%*
12.	TYPE OF REPORTING PERSON* IN

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

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CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Onyx Gem Holdings Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 19,927,109 Class A ordinary shares (represented by 19,927,109 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 19,927,109 Class A ordinary shares (represented by 19,927,109 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,927,109 Class A ordinary shares (represented by 19,927,109 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.55%*
12.	TYPE OF REPORTING PERSON* CO

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

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CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus XI (Asia), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 4,396,195 Class A ordinary shares (represented by 4,396,195 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 4,396,195 Class A ordinary shares (represented by 4,396,195 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,396,195 Class A ordinary shares (represented by 4,396,195 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

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CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus XI (Asia) GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 4,396,195 Class A ordinary shares (represented by 4,396,195 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 4,396,195 Class A ordinary shares (represented by 4,396,195 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,396,195 Class A ordinary shares (represented by 4,396,195 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

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CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus XI (Asia) GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 4,396,195 Class A ordinary shares (represented by 4,396,195 ADS)
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 4,396,195 Class A ordinary shares (represented by 4,396,195 ADS)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,396,195 Class A ordinary shares (represented by 4,396,195 ADS)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* OO

*Calculations are based upon 781,947,464 Class A ordinary shares outstanding as reported in EX-99.1 to the Form 6-K filed by the Company with the United States Securities and Exchange Commission on November 20, 2019.

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This Amendment No. 1 to Schedule 13G amends and restates in its entirety the Schedule 13G filed by (1) Onyx Gem Investment Holdings Limited, a company incorporated under the laws of the British Virgin Islands; (2) Onyx Gem Group Limited, a company incorporated under the laws of the British Virgin Islands; (3) Zebra Co-Invest LP, a Cayman Islands exempted limited partnership; (4) Warburg Pincus Private Equity XI, L.P., a Delaware limited partnership; (5) Warburg Pincus Private Equity XI-B, L.P., a Delaware limited partnership;(6) Warburg Pincus Private Equity XI-C, L.P., a Cayman Islands exempted limited partnership; (7) WP XI Partners, L.P., a Delaware limited partnership; (8) Warburg Pincus XI Partners, L.P., a Delaware limited partnership; (9) Warburg Pincus LLC, a New York limited liability company; (10) Warburg Pincus XI, L.P., a Delaware limited partnership; (11) WP Global LLC, a Delaware limited liability company; (12) Warburg Pincus Partners II, L.P., a Delaware limited partnership; (13) Warburg Pincus Partners GP LLC, a Delaware limited liability company; (14) Warburg Pincus & Co., a New York general partnership; (15) Warburg Pincus (Cayman) XI, L.P., a Cayman Islands exempted limited partnership; (16) Warburg Pincus XI-C, LLC, a Delaware limited liability company; (17) Warburg Pincus (Bermuda) XI, Ltd., a Bermuda exempted company; (18) Warburg Pincus Partners II (Cayman), L.P., a Cayman Islands exempted limited partnership; (19) Warburg Pincus (Bermuda) Private Equity GP Ltd., a Bermuda exempted company; (20) Cayman Zebra Holdings GP Ltd., a company incorporated under the laws of the Cayman Islands; and (21) Charles R. Kaye and Joseph P. Landy, each a United States citizen, with the Securities and Exchange Commission with respect to the Class A ordinary shares, par value $0.0001 per share, of ZTO Express (Cayman) Inc. on February 14, 2017.

Item 1(a). Name of Issuer:

The name of the Issuer is ZTO Express (Cayman) Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”).

Item 1(b). Address of Issuer’s Principal Executive Offices:

The Company’s principal executive office is located at Building One, No. 1685 Huazhi Road, Qingpu District, Shanghai, 201708, People's Republic of China.

Item 2(a). Name of Person Filing:

1.	Onyx Gem Investment Holdings Limited, a company incorporated under the laws of the British Virgin Islands, previously directly held 39,854,218 Ordinary Shares (as defined below) of the Company, and as of the date hereof, holds 100% of the equity interest of Onyx Gem Holdings Limited.

2.	Onyx Gem Group Limited, a company incorporated under the laws of the British Virgin Islands, previously held 71.4% of the equity interest of Onyx Gem Investment Holdings Limited, and as of the date hereof, holds 100% of the equity interest of Onyx Gem Investment Holdings Limited.

3.	Zebra Co-Invest LP, a Cayman Islands exempted limited partnership, previously held 28.6% of the equity interest of Onyx Gem Investment Holdings Limited, as of the date hereof, beneficially owns no Ordinary Shares.

4.	Warburg Pincus Private Equity XI, L.P., a Delaware limited partnership (“WP XI”), previously held 77.61% of the equity interest of Onyx Gem Group Limited, and as of the date hereof, holds 60.48817% of the equity interest of Onyx Gem Group Limited.

5.	Warburg Pincus Private Equity XI-B, L.P., a Delaware limited partnership (“WP XI-B”), previously held 14.35% of the equity interest of Onyx Gem Group Limited, and as of the date hereof, holds 11.18419% of the equity interest of Onyx Gem Group Limited.

6.	Warburg Pincus Private Equity XI-C, L.P., a Cayman Islands exempted limited partnership (“WP XI-C”), previously held 0.33% of the equity interest of Onyx Gem Group Limited, and as of the date hereof, holds 0.257197% of the equity interest of Onyx Gem Group Limited.

7.	WP XI Partners, L.P., a Delaware limited partnership (“WP XIP”), previously held 2.71% of the equity interest of Onyx Gem Group Limited, and as of the date hereof, holds 2.112137% of the equity interest of Onyx Gem Group Limited.

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8.	Warburg Pincus XI Partners, L.P., a Delaware limited partnership (“WP XI Partners”, together with WP XI, WP XI-B, WP XI-C and WP XIP, “WP XI Funds”), previously held 5.00% of the equity interest of Onyx Gem Group Limited, and as of the date hereof, holds 3.896931% of the equity interest of Onyx Gem Group Limited.

9.	Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of the WP XI Funds and WP XI Asia LP.

10.	Warburg Pincus XI, L.P., a Delaware limited partnership (“WP XI GP”), is the general partner of each of WP XI, WP XI-B, WP XI Partners and WP XIP.

11.	WP Global LLC, a Delaware limited liability company (“WP Global”), is the general partner of WP XI GP.

12.	Warburg Pincus Partners II, L.P., a Delaware limited partnership (“WPP II”), is the managing member of WP Global.

13.	Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WPP GP LLC”), is the general partner of WPP II.

14.	Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WPP GP LLC.

15.	Warburg Pincus (Cayman) XI, L.P., a Cayman Islands exempted limited partnership (“WP XI Cayman GP”), is the general partner of WP XI-C.

16.	Warburg Pincus XI-C, LLC, a Delaware limited liability company (“WP XI-C LLC”), is one of the two general partners of WP XI Cayman GP.

17.	Warburg Pincus (Bermuda) XI, Ltd., a Bermuda exempted company (“WP XI Bermuda”), is one of the two general partners of WP XI Cayman GP.

18.	Warburg Pincus Partners II (Cayman), L.P., a Cayman Islands exempted limited partnership (“WPP II Cayman”), is the managing member of WP XI-C LLC, the sole shareholder of WP XI Bermuda, the managing member of Warburg Pincus XI (Asia) GP, LLC and the sole limited partner of Warburg Pincus XI (Asia) GP, L.P.

19.	Warburg Pincus (Bermuda) Private Equity GP Ltd., a Bermuda exempted company (“WP Bermuda GP”), is the general partner of WPP II Cayman.

20.	Cayman Zebra Holdings GP Ltd., a company incorporated under the laws of the Cayman Islands, is the general partner of Zebra Co-Invest LP.

21.	Messrs. Charles R. Kaye and Joseph P. Landy are each United States citizens.

22.	Onyx Gem Holdings Limited, a company incorporated under the laws of the British Virgin Islands, directly holds 19,927,109 Ordinary Shares of the Company.

23.	Warburg Pincus XI (Asia), L.P., a Cayman Islands exempted limited partnership (“WP XI Asia LP”), holds 22.06138% of the equity interest of Onyx Gem Group Limited.

24.	Warburg Pincus XI (Asia) GP, L.P., a Cayman Islands exempted limited partnership, is the general partner of WP XI Asia LP.

25.	Warburg Pincus XI (Asia) GP, LLC, a Cayman Islands limited liability company, is the general partner of Warburg Pincus XI (Asia) GP, L.P.

Each party listed above is collectively being referred to herein as the “Warburg Pincus Reporting Persons”.

As of January 31, 2020, as a result of the establishment of the committee of three or more individuals described in Item 5 of this Amendment No. 1 to Schedule 13G, the ownership of Charles R. Kaye and Joseph P. Landy each ceased to constitute beneficial ownership of more than five percent of the Ordinary Shares. As of the date hereof, the Warburg Pincus Reporting Persons ceased to have beneficial ownership of more than five percent or more of the Ordinary Shares.

The filing of this Amendment No. 1 to Schedule 13G represents the final amendment to the Schedule 13G and constitutes an exit filing for the Warburg Pincus Reporting Persons.

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Neither the filing of this Amendment No. 1 to Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Warburg Pincus Reporting Person or any of its affiliates is the beneficial owner of any Ordinary Shares or ADS of the Company for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or for any other purpose, except to the extent of its or his pecuniary interest therein.

Item 2(b). Address of Principal Business Office or, if None, Residence:

1.	With respect to Onyx Gem Holdings Limited, Onyx Gem Investment Holdings Limited and Onyx Gem Group Limited:

The address of the principal business office is P.O. Box 3340 Road Town, Tortola, British Virgin Islands.

2.	With respect to Zebra Co-Invest LP and Cayman Zebra Holdings GP Ltd.:

The address of the principal business office is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands.

3.	With respect to all other Warburg Pincus Reporting Persons:

The address of the principal business office is c/o Warburg Pincus & Co., 450 Lexington Avenue, New York, New York 10017.

Item 2(c). Citizenship:

See item 2(a).

Item 2(d). Title of Class of Securities:

Class A ordinary shares, par value $0.0001 per share (“Ordinary Shares”)

Item 2(e). CUSIP Number:

98980A105

Item 3. Statement Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c):

Not Applicable.

Item 4. Ownership.

The information required by Items 4(a)-(c) is set forth in Rows 5-11 of the cover page hereto for each of the Warburg Pincus Reporting Person and is incorporated herein by reference for each such Warburg Pincus Reporting Person.

Item 5. Ownership of Five Percent or Less of a Class.

As of January 31, 2020, as a result of the establishment of the committee of three or more individuals, the ownership of Charles R. Kaye and Joseph P. Landy each ceased to constitute beneficial ownership of more than five percent of the Ordinary Shares. As of the date hereof, the Warburg Pincus Reporting Persons ceased to have beneficial ownership of more than five percent or more of the Ordinary Shares.

The filing of this Amendment No. 1 to Schedule 13G represents the final amendment to the Schedule 13G and constitutes an exit filing for the Warburg Pincus Reporting Persons.

Investment and voting decisions with respect to the Ordinary Shares held by the Warburg Pincus Reporting Persons are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the shares held by the Warburg Pincus Reporting Persons.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

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Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, in excess of 5% of the total outstanding Ordinary Shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8. Identification and Classification of Members of the Group.

The Warburg Pincus Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act. The joint filing agreement among the Warburg Pincus Reporting Persons to file jointly is attached hereto as Exhibit 99.1.

Item 9. Notice of Dissolution of Group.

Not Applicable.

Item 10. Certifications.

Not Applicable.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February____, 2020

ONYX GEM INVESTMENT HOLDINGS LIMITED

By:	/s/ David Sreter
Name: David Sreter
Title: Director

ONYX GEM GROUP LIMITED

By:	/s/ David Sreter
Name: David Sreter
Title: Director

ZEBRA CO-INVEST LP

By:	Cayman Zebra Holdings GP Ltd., its general partner

By:	/s/ David Sreter
Name: David Sreter
Title: Director

WARBURG PINCUS PRIVATE EQUITY XI, L.P.

By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

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WARBURG PINCUS PRIVATE EQUITY XI-B, L.P.

By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS PRIVATE EQUITY XI-C, L.P.

By:	Warburg Pincus (Cayman) XI, L.P., its general partner
By:	Warburg Pincus XI-C, LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorised Signatory

WP XI Partners, L.P.

By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

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WARBURG PINCUS XI PARTNERS, L.P.

By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS LLC

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Managing Director

WARBURG PINCUS XI, L.P.

By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WP GLOBAL LLC

By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS PARTNERS II, L.P.

By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

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WARBURG PINCUS PARTNERS GP LLC

By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS & CO.

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS (CAYMAN) XI, L.P.

By:	Warburg Pincus XI-C, LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorised Signatory

WARBURG PINCUS XI-C, LLC

By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorised Signatory

WARBURG PINCUS (BERMUDA) XI, LTD.

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorised Signatory

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WARBURG PINCUS PARTNERS II (CAYMAN), L.P.

By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorised Signatory

WARBURG PINCUS (BERMUDA) PRIVATE EQUITY GP LTD.

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorised Signatory

CAYMAN ZEBRA HOLDINGS GP LTD.

By:	/s/ David Sreter
Name: David Sreter
Title: Director

CHARLES R. KAYE

By:	/s/ Robert B. Knauss
Robert B. Knauss, Attorney-in-fact*

JOSEPH P. LANDY

By:	/s/ Robert B. Knauss
Robert B. Knauss, Attorney-in-fact*

*	The Power of Attorney given by each of Mr. Kaye and Mr. Landy was previously filed with the U.S. Securities and Exchange Commission on July 12, 2016 as an exhibit to the statement on Schedule 13D filed by WP LLC with respect to WEX Inc. and is hereby incorporated by reference.

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ONYX GEM HOLDINGS LIMITED

By:	/s/ David Sreter
Name: David Sreter
Title: Director

WARBURG PINCUS XI (ASIA), L.P.

By:	Warburg Pincus XI (Asia) GP, L.P., its general partner
By:	Warburg Pincus XI (Asia) GP, LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorised Signatory

WARBURG PINCUS XI (ASIA) GP, L.P.

By:	Warburg Pincus XI (Asia) GP, LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorised Signatory

WARBURG PINCUS XI (ASIA) GP, LLC

By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorised Signatory

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EXHIBIT INDEX

Exhibit 99.1*: Joint Filing Agreement, dated February 14, 2017, by and among the Warburg Pincus Reporting Persons.

 * Previously Filed.

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